UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Consent Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Consent Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ZORAN CORPORATION
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JON S. CASTOR
DALE FULLER
THOMAS LACEY
JEFFREY MCCREARY
JEFFREY C. SMITH
EDWARD TERINO

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

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Ramius Value and Opportunity Master Fund Ltd, together with the other participants named herein (collectively, “Ramius”), has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Zoran Corporation, a Delaware corporation (“Zoran”) for the removal of six current directors of Zoran and the election of Ramius’ six nominees.

On February 22, 2011, Ramius issued the following press release:

Ramius Responds to Announcement of Merger Between Zoran Corporation and CSR PLC

Believes Transaction May Undervalue Zoran

Questions Whether Board Ran a Full and Fair Sale Process to Maximize Value for All Zoran Shareholders

States that Change on the Zoran Board is Now More Important Than Ever and Urges Shareholders to Consent on the WHITE Consent Card Immediately

NEW YORK, Feb. 22, 2011 -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today responded to the announcement that Zoran Corporation (Nasdaq:ZRAN - News) has agreed to merge with CSR PLC ("CSR") in an all-stock merger.  Ramius expressed its concern with the transaction and stated it believes the transaction may undervalue Zoran.  Ramius further questioned whether the transaction was the result of a full and fair sale process to maximize value for all Zoran shareholders.

Ramius is currently in the process of running a consent solicitation to remove and replace six current members of the Zoran Board with six highly qualified director candidates. Ramius is one of the largest shareholders of Zoran with beneficial ownership of 9.3% of the shares outstanding.

Ramius Partner Managing Director Jeffrey C.  Smith stated, "We are suspicious that the announced merger with CSR may be yet another attempt by the current board of Zoran to usurp the will of the shareholders.  To announce such a transaction just weeks before the completion of our consent solicitation to remove and replace a majority of the board appears to be a last ditch effort by the Board to insulate itself from shareholder action seeking new representation.  It also raises concern that the proposed transaction serves merely as a graceful exit for a poorly performing Board with a 20-year average tenure instead of a transaction that maximizes value for shareholders."

Mr. Smith continued, "It is now more important than ever that shareholders have new Board members in place who understand their fiduciary responsibilities.  The job of the Board is to ensure the best interests of shareholders remain paramount at all times.  Our slate of directors understands this basic tenet of proper corporate governance and, if elected, will work within the merger contract with CSR to ensure that Zoran shareholders get the best possible outcome.  In the event that Zoran's shareholders determine not to support the merger with CSR and instead vote down the transaction in favor of a superior transaction or to pursue a standalone strategy, we firmly believe that shareholders will be best served by a new board comprised of unbiased, independent and capable directors."

Mr. Smith concluded, "We once again urge all shareholders to immediately complete and submit Ramius' white consent card to remove and replace six of the current Zoran Board members with our highly qualified nominees."

Holders of Zoran shares as of the close of business on January 7, 2011, the record date for the Consent Solicitation, are entitled to execute and deliver a WHITE consent card in support of Ramius' proposals irrespective of whether such shareholders sell any or all of their stock, or acquire additional stock, after such date.

More information is available at www.shareholdersforzoran.com.

If you have any questions, require assistance with submitting your WHITE consent card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll-Free at: (877) 717-3898
Banks and Brokers Call Collect at: (212) 750-5833

CONTACT:
Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828